Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sigma Additive Solutions, Inc. (formerly Sigma Labs, Inc.) of our report dated March 24, 2022, relating to our audits of the December 31, 2021 and 2020 financial statements, which appears in Sigma Additive Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

Haynie & Company

Salt Lake City, Utah

October 19, 2022